Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Endeavour International Acquisition Corp. (a development stage company) on Form F-1 of our report dated December 26, 2007 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Endeavour International Acquisition Corp. (a development stage company) as of December 7, 2007 and for the period from November 23, 2007 (inception) through December 7, 2007, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading ‘Experts’ in such Prospectus.

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP Melville, New York December 26, 2007